Exhibit 99.2

For Immediate Release	CONTACT:	Jim Floody
954-761-2200
March 16, 2009

BUTLER NEGIOTIATES LETTER OF INTENT WITH SELECT STAFFINGSM

Ft Lauderdale, FL . . ..  Butler International, Inc. (BUTL.PK), a leading provider of Engineering Support and TechOutsourcing services, announced today it has agreed to the terms of a Letter of Intent with Eastern Staffing LLC dba  Select StaffingSM.

Butler International is a leading provider of engineering and outsourcing services.  Select StaffingSM is a top-10 national staffing industry leader and the commercial division of Santa Barbara, California-based Select Family of Staffing Companies.

Ronald Uyematsu, CEO and President of Butler International stated, “We are excited about this opportunity.  Select Staffing’s commitment to providing quality services and their employee dedication mirrors Butler International’s.  The financial strength and access to capital this brings to Butler International will enable us to expand our services and grow our business with our customers.”

“Acquisitions have been a significant part of our growth strategy and Butler International brings IT and engineering services that present new opportunities for our expansion into the ESO market.  The acquisition of Butler International opens these markets to Select StaffingSM,” said D. Stephen Sorenson, CEO of The Select Family of Staffing Companies.

Financial terms of the deal were not disclosed.  Butler International reported 2007 revenues of $312 million.  Select StaffingSM  had 2008 revenues estimated at over $1.5 billion.

About Butler International, Inc.

Butler International, Inc. is a leading provider of Engineering and Technical Outsourcing services, helping customers worldwide increase performance and savings.  Butler International’s global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives.  During its 62-year history of providing services, Butler International has served many prestigious companies through its industry groups, which include clients in the aircraft/aerospace, federal/defense, communications, consumer and manufacturing and commercial sectors.

About Select Staffing

Founded in Santa Barbara, California in 1985, The Select Family of Staffing Companies is one of the nation’s fastest-growing, full-service staffing companies.  The company operates as Select StaffingSM, Select Staffing™, Remedy® Intelligent Staffing, RemX® Financial Staffing, RemX® IT Staffing, RemX® OfficeStaff, and other national brands.  Select StaffingSM offers premier workforce management services, including recruiting and screening professional job candidates, payroll and time attendance management, on-site supervision, proactive safety programs, and specialty staffing solutions, to a wide variety of client companies, including manufacturing, industrial, clerical, administrative, accounting, finance, information technology, and professional services.  For more information about The Select Family of Staffing Companies, please visit the company’s website at www.selectstaffing.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by Butler International.  To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Mindpower for a Changing WorldSM
World Headquarters
New River Center, 200 E. Las Olas Blvd.
Ft. Lauderdale, FL  33301
www.butler.com